Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Gopher Protocol, Inc.

We consent to the inclusion in the foregoing Registration Statement of Gopher Protocol, Inc. (the “Company”) on Post-Effective Amendment No.1, to Form S-1 of our report dated March 27, 2019 relating to our audits of the consolidated balance sheets as of December 31, 2018 and 2017, and consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

April 11, 2019